Exhibit 10.3

CERTIFICATE OF DESIGNATION

SERIES A CONVERTIBLE PREFERRED STOCK

(No Par Value)

OF

TRANSAX INTERNATIONAL, LTD.

The undersigned, a duly authorized officer of Transax International, Ltd., a Colorado corporation (the “Company”), in accordance with the provisions of Section 7-128-102 of the Colorado Corporation Code of the State of Colorado, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent pursuant to Section 7-128-102 of the Colorado Corporation Code of the State of Colorado on January 13, 2006:

WHEREAS, the Certificate of Incorporation authorizes 20,000,000 shares of preferred stock, no par value (“Preferred Stock”) issuable from time to time in one or more series;

WHEREAS, the Board deems it advisable to establish a series of Preferred Stock designated as Series A Preferred Stock, no par value; and

WHEREAS, the shares of such series are to be issued to Cornell Capital Partners, LP (“Cornell”) at the closings of the transactions contemplated by the Investment Agreement, dated as of January 13, 2006 (the “Investment Agreement”) between the Company and Cornell.

RESOLVED, that the Board has determined that it is in the best interests of the Company to provide for the designation of Sixteen Thousand (16,000) shares of certain Series A Convertible Preferred Shares, no par value (the “Series A Preferred Shares”) and the issuance, to consist of up to Sixteen Thousand (16,000) shares in accordance with the Investment Agreement, and hereby fixes the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series A Preferred Shares, as follows:

Article I.                     DESIGNATION AND RANK

Section 1.01     Designation. This resolution shall provide for a single series of Preferred Shares, the designation of which shall be “Series A Preferred Shares,” no par value. The number of authorized shares constituting the Series A Preferred Shares is Sixteen Thousand (16,000) and an issuance of up to Sixteen Thousand (16,000) shares in accordance with the Investment Agreement. The Series A Preferred Shares shall have a stated value of $100 and have a liquidation preference as determined in Section 3.01 below.

Section 1.02    Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series A Preferred Shares shall be senior to the common stock of the Company, par value $.0001 per share (the “Common Stock”), and senior to all other series of Preferred Shares (the “Junior Stock”).

Article II.                   DIVIDEND RIGHTS

Section 2.01     Dividends or Distributions. The Holders of Series A Preferred Shares shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series A Preferred Shares in the amount of seven percent (7%) per year (computed on the basis of a 365-day year and the actual days elapsed). Dividends shall be paid in cash. Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless cash dividends or distributions on the Series A Preferred Shares for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

Article III.                  LIQUIDATION RIGHTS

Section 3.01    Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the holders of Common Stock or any series of Preferred Shares, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to One Hundred Dollars ($100) per share of Series A Preferred Shares (the “Liquidation Amount”) plus all accumulated and unpaid dividends thereon, for each share of Series A Preferred Shares held by them.

Section 3.02     Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with accumulated and unpaid dividends thereon, in full to all holders of Series A Preferred Shares, then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company’s Board of Directors), or both, at the election of the Company’s Board of Directors.

Section 3.03     Merger, Consolidation or Reorganization. For purposes of this Article III, a Liquidation shall not be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company.

Article IV.                 REGISTRATION RIGHTS AND CONVERSION RIGHTS

Section 4.01    Registration Rights. The Series A Preferred Shares shall have registration rights pursuant to the Investor Registration Rights Agreement (“Registration Rights Agreement”) dated January 13, 2006 between the Company and Cornell.

Section 4.02      Conversion. The Holders of Series A Preferred Shares shall have sole right and in their discretion to elect conversion pursuant to the conversion rights as follow (the “Conversion Rights”):

(a)    Each share of Series A Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.03 hereof), at the office of the Company’s transfer agent, pursuant to the Irrevocable Transfer Agent Instructions dated January 13, 2006 (“Transfer Agent Instructions”) for the Series A Preferred Shares into such number of fully paid and non-assessable shares of Common Stock equal to the sum of (i) the Liquidation Amount of the Series A Preferred Shares plus (ii) all accrued but unpaid dividends thereon, divided by the Conversion Price (as defined herein). The “Conversion Price” shall be equal to the lower of (i) $0.192 ( the “Fixed Conversion Price”), or (ii) eighty percent (80%) of the lowest daily volume weighted average price (“VWAP”) of the Common Stock during the ten (10) Trading Days immediately preceding the date of conversion (the “Market Conversion Price”). The VWAP shall be determined using price quotations from Bloomberg, LP. “Trading Day” shall mean any day during which the Nasdaq OTC Bulletin Board shall be open for trading.

(b)    Each share of Series A Preferred Shares shall automatically convert into shares of Common Stock at the Conversion Price then in effect immediately upon the consummation of the occurrence of a stock acquisition, merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company.

(c)    Each shares of Series A Preferred Shares shall automatically convert into shares of Common Stock at the Conversion Price then in effect immediately upon the third anniversary of the date of Investment Agreement.

Section 4.03    Adjustments. The Conversion Price of the Series A Preferred Shares as described in Section 4.02 above shall be adjusted from time to time as follows:

(a)     In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (excluding a subdivision, or combination of shares or any other event described in this Section 4.02) the holders of the Series A Preferred Shares shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to the reclassification or recapitalization, upon conversion of the Series A Preferred Shares, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series A Preferred Shares would have been entitled if they had held the number of shares of Common Stock into which the Series A Preferred Shares was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series A Preferred Shares. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

(b)    In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.02 above, the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

Section 4.04	Procedures for Conversion.

(a)     In order to exercise conversion rights pursuant to Section 4.02 above, the holder of the Series A Preferred Shares to be converted shall deliver an irrevocable written notice of such exercise to the transfer agent of the Company (the “Transfer Agent”) pursuant to the Transfer Agent Instructions, with a copy to the Company. The holder of any shares of Series A Preferred Shares shall, upon any conversion of such Series A Preferred Shares in accordance with this Section 4, surrender certificates representing the Series A Preferred Shares to the Company’s Transfer Agent, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall cause its Transfer Agent to deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series A Preferred Shares so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Transfer Agent or the Company of any notice of conversion pursuant to this Section 4. Upon conversion of any shares of Series A Preferred Shares, such shares shall cease to constitute shares of Series A Preferred Shares and shall represent shares of common stock into which they have been converted.

(b)    In connection with the conversion of any shares of Series A Preferred Shares, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest.

(c)    The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series A Preferred Shares. In the event that the Company does not have a sufficient number of shares of authorized and unissued Common Stock necessary to satisfy the full conversion of the shares of Series A Preferred Shares, then the Company shall call and hold a meeting of the shareholders within thirty (30) calendar days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company’s Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series A Preferred Shares, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

Section 4.05     Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series A Preferred Shares:

(a)     at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in Sections 4.03 (b); and

(b)    in the case of the matters referred to in Section 4.03 (b) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

Section 4.06    Limitations of Conversion. Subject to the Termination Rights specified in Section 4.06(b) hereof, the Conversion Rights specified herein shall be subject to the following limitations:

(a)     No holder of the shares of Series A Preferred Shares shall be entitled to convert the Series A Preferred Shares to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective sixty one (61) days after the date of such notice).

(b)    The limitations on the Conversion Rights specified in Section 4.06(a) hereof shall terminate (the “Termination Rights”) if there is a Change in Control of the Company (as defined below). For the purpose of hereof, a “Change in Control” of the Company has occurred when: (i) any person (defined herein to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having forty percent (40%) or more of the voting power of all of the voting securities issued by the Company in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or (ii) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters; or (iii) the Company merges or consolidates with or transfers substantially all of its assets to another person.

Article V.                   EVENTS OF DEFAULT

Section 5.01     Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)    The Company shall fail to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision contained herein or in the Registration Rights Agreement or the Transfer Agent Instructions which is not cured within any applicable cure period;

(b)    The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other similar proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(c)    The Common Stock shall cease to be quoted for trading or listed for trading on the American Stock Exchange, Nasdaq OTC Bulletin Board, Nasdaq Capital Market, the Nasdaq National Market, or New York Stock Exchange (each, a “Subsequent Market”) and shall not again be quoted or listed for trading thereon within five (5) Trading Days of such delisting; or

(d)    The Company shall fail for any reason to deliver Common Stock certificates to a holder prior to the fifth (5th) Trading Day after a conversion or the Company shall provide notice to the holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of the Series A Preferred Shares in accordance with the terms hereof.

Section 5.02      During the time that any portion of the Series A Preferred Shares is outstanding, if any Event of Default has occurred, the holders shall have the right (but not the obligation) to convert the entire amount of the Series A Preferred Shares outstanding as provided for herein. Upon an Event of Default, notwithstanding any other provision contained herein or the Registration Rights Agreement or the Transfer Agent Instructions, the holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of the Series A Preferred Shares.

Article VI.                 NO VOTING RIGHTS

Section 6.01     General. The Series A Preferred Shares shall not have any voting rights except as provided under the laws of the state of Colorado.

Article VII.                REDEMPTION RIGHTS

Section 7.01     The Company at its option shall have the right to redeem (unless otherwise prevented by law), with three (3) business days advance written notice (the “Redemption Notice”), any shares of Series A Preferred Shares provided that the closing bid price of the of the Company’s Common Stock, as reported by Bloomberg, LP, is less than the Fixed Conversion Price at the time of the Redemption Notice. The Company shall pay an amount equal to One Hundred Fifteen percent (115%) of the Liquidation Amount, plus accrued but unpaid dividends thereon (the “Redemption Amount”). The Company shall deliver to the holder the Redemption Amount on the third (3rd) business day after the Redemption Notice. After receipt of a Redemption Notice, the holder shall be entitled to continue to convert outstanding shares of Series A Preferred Shares until the Redemption Price is received, subject to the conversion limitations set forth in Section 4.03.

Article VIII.              MISCELLANEOUS

Section 8.01     Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 8.02      Severability of Provisions. If any right, preference or limitation of the Series A Preferred Shares set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, this Certificate of Designations has been singed by a duly authorized officer on the date written below.

Dated: January 15, 2006	TRANSAX INTERNATIONAL, LTD.

By: /s/ Stephen Walters
Name:	Stephen Walters
Title:	President & CEO